                                                                     EXHIBIT 2.4




                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In re:                                                          NUMBER 01- 10086
                                                                     SECTION "A"

JCC HOLDING COMPANY,

                                                                 CHAPTER11
            Debtor.                                              REORGANIZATION

                            Jointly Administered with

JAZZ CASINO COMPANY, L.L.C.                                             01-10087
JCC CANAL DEVELOPMENT, L.L.C.                                           01-10088
JCC FULTON DEVELOPMENT, L.L.C.                                          01-10089
JCC DEVELOPMENT COMPANY, L.L.C.                                         01-10090

                     ORDER CONFIRMING PLAN OF REORGANIZATION

         This matter before the Court for hearing on confirmation of the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code as of February 8, 2001 (the "Plan"), filed on February 8, 2001 by the debtors and debtors-in-possession JCC Holding Company, Jazz Casino Company, L.L.C., JCC Canal Development, L.L.C., JCC Fulton Development, L.L.C., and JCC Development Company, L.L.C. (the "Debtors"), the Court having considered the briefs and arguments of counsel, the record in the bankruptcy cases of the Debtors), including but not limited to the evidence introduced at the hearing on confirmation of the Plan and the affidavits filed with the Court;

               THE COURT FINDING, DETERMINING AND CONCLUDING THAT:

         1. In accordance with Federal Rule of Bankruptcy Procedure ("Bankruptcy Rule") 9014, the Court makes the following findings of fact and conclusions of law which support confirmation of the Plan. To the extent any finding of fact is later determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law contained herein is later determined to be a finding of fact, it shall be so deemed.

         2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

         3. On January 4, 2001 ("Petition Date"), each of the above-captioned Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Court. The Debtors and debtors-in possession, including Jazz Casino Company, L.L.C., which is the "casino operator" as that term is used in La.R.S. 27:245(A), are the subject of bankruptcy proceedings pending before this Court, and are and will remain in bankruptcy through at least the Effective Date of the Plan, which shall not occur prior to the LGCB's final approval of the Second Amended and Renegotiated Casino Operating Contract (as such contract may be modified from time to time).

         4. Pursuant to two orders dated February 8, 2001 (the "Disclosure Statement Orders"'), the Court established certain procedures for the solicitation of acceptances and rejections of the Plan and scheduled a hearing on confirmation of the Plan for March 19, 2001.

         5. The notices of the hearing on approval of the Plan served and published in connection with the confirmation hearing pursuant to the Disclosure Statement Orders (a) adequately and appropriately described and gave notice of the relief requested by the Debtors, including but not limited to the filing of the Plan with the Court and the ability to review the contents of the Plan; (b) were served on all parties required by the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Orders; (c) were published in accordance with the procedures established by this Court; (d) were reasonably calculated, under the circumstances, to provide adequate notice to all creditors and other parties in interest of the hearing on confirmation of the Plan, the last date for filing objections to confirmation of the Plan, and all other material information; and
(e) fully complied with all requirements of due process under the United States Constitution, the Constitution of the State of Louisiana, and all other applicable law.

         6. As of the conclusion of the voting period on the Plan, which ended on March 14, 2001, the Plan had been accepted by Classes A3, A4, A5, A6, A7,
A8, A9, B3, B4, B5, B6, B7, B8, B9, C3, C4, C5, C6, C7, C8, C9, D3, D4, D5, D6,
D7, D8, D9, E3, E4, E5, E6, E7, E8 and E9. As a result, no Class entitled to vote on the Plan has voted to reject the Plan. Class A10 is unimpaired and therefore is deemed to have accepted the Plan, Classes A11, A12, A13, A14, A15, B10, B11, B12, B13, C11, C12, C13, D10, D11, D12, E10, E11 and E12 are deemed to reject the Plan because they do not receive distributions under the Plan.

         7. Although written objections to the Plan were submitted by certain creditors, all objections to confirmation of the Plan either were withdrawn or were not prosecuted at the hearing on confirmation of the Plan.

         8. Section 1127(b) of the Bankruptcy Code provides that the Plan must continue to meet the requirements of Sections 1122 and 1123 of the Bankruptcy Code.
         9. Section 1123(a)(1) of the Bankruptcy Code requires that the Plan designate classes of interests and classes of claims (subject to the requirements of Section 1122 of the Bankruptcy Code). Section 1122(a) of the Bankruptcy Code, in turn, provides that the Plan may place a Claim or Equity Interest in a particular class only if such Claim or Equity Interest is substantially similar to other Claims or Equity Interests of such class. Article III of the Plan identifies 64 classes of claims and interests. Each of the Classes consists of Claims or Equity Interests of the same rank against the Debtors. Therefore, the Plan's classification scheme is consistent with and meets the requirements of Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

         10. Section 1123(a)(2) of the Bankruptcy Code requires that the Plan specify any class of Claims or Equity Interests that is not impaired under the Plan. Article IV of the Plan sets forth the treatment and impairment of Claims and Equity Interests under the Plan, and provides that Class A10 is unimpaired. Therefore, the requirements of Section 1123(a)(2) have been met.

         11. Section 1123(a)(3) of the Bankruptcy Code requires that the Plan specify the treatment of any class of Claims or Equity Interests that is impaired under the Plan. In accordance with Section 1123(a)(3) of the Bankruptcy Code, Article IV of the Plan specifies the treatment of the impaired classes of claims and interests.

         12. Section 1123(a)(4) of the Bankruptcy Code requires that the Plan provide the same treatment for each claim or interest of a particular class, unless the holder of a particular claim or interest agrees to a less favorable treatment of such particular claim or interest. Under Article IV of the Plan, all Claims and Equity Interests within each Class are receiving identical treatment. Accordingly, the Plan complies with Section 1123(a)(4) of the Bankruptcy Code.

         13. Section 1123(a)(5) of the Bankruptcy Code requires that the Plan provide adequate means for the Plan's implementation. The means for implementing the Debtors' Plan includes the execution of the Second Amended and Renegotiated Casino Operating Contract, the new HET/JCC Agreement, the Amended Management Agreement and the Amended RDC Lease, each which this Court finds to be authorized under the Bankruptcy Code. In addition, the Plan provides for the issuance of securities in exchange for claims, as well as the settlement or waiver of claims which will permit (among other things) new financing and a significant new equity contribution. Such provisions of the Plan constitute substantial, integral and material elements of the Plan, essential to the consummation of the transactions contemplated by the Plan and upon which creditors relied in connection with their voting on the Plan. The Court concludes that as a result of (among other things) these provisions, the means for implementing the Plan are adequate, and that therefore the requirements of
Section 1123(a)(5) of the Bankruptcy Code have been met.

         14. Section 1123(a)(6) of the Bankruptcy Code requires that the Plan provide for the inclusion of certain provisions in the Debtors' or their successors' charters. Section 6.1 of the Plan provides that the JCC Holding Amended and Restated Certificate of Incorporation will comply with Section 1123(a)(6) and, thus, the Plan satisfies the requirements of Section 1123(a)(6) of the Bankruptcy Code.

         15. Section 1123(a)(7) of the Bankruptcy Code requires that the Plan contain only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of any officer, director, or trustee under the Plan and any successor to such officer, director, or trustee. The Plan provides in Section 6.4 that the initial board of directors of JCC Holding will consist of four members, seven of whom will be selected by the Noteholders Committee and Bankers Trust Company, and three of whom will be selected by HET. After the initial selection of directors and officers, successors to such individuals will be determined in accordance with the Amended Organizational Documents of JCC Holding. In addition, under Section 6.5 of the Plan, the officers of each Debtor shall be selected as provided for in the Amended Organizational Documents. Finally,
Section 6.6 of the Plan provides that "any Person required by the Gaming Act, the rules and regulations of the LGCB (as said rules and regulations may be amended from time to time), and the Second Amended and Renegotiated Casino Operating Contract, to be found suitable by the LGCB must meet the suitability requirements of the Gaming Act, the rules and regulations of the LGCB (as said rules and regulations may be amended from time to time), and the Second Amended and Renegotiated Casino Operating Contract." The Court finds that these selection methods fulfill the requirements of Section 1123(a)(7) of the Bankruptcy Code.

         16. Section 1123(b)(2) of the Bankruptcy Code permits the Plan to provide for the assumption, rejection, or assignment of any executory contract or unexpired lease of the Debtors. Article VIII of the Plan provides for the assumption by the Debtors of their executory contracts (other than the Casino

Operating Contract, which shall revest in Jazz Casino). The assumption of the executory contracts and unexpired leases assumed as provided for in Sections 8.1(a), (b) and (c) of the Plan, the extension of time pursuant to Section 365(d)(4) of the Bankruptcy Code within which the Debtors may assume or reject the unexpired leases specified in Sections 8.1(a), (b) and (c) of the Plan through the Confirmation Date, and the rejection of the executory contracts and unexpired leases pursuant to Section 8.1 constitute substantial, integral and material elements of the Plan, essential to the consummation of the transactions contemplated by the Plan and upon which creditors relied in casting their votes in favor of the Plan. The Court finds that these provisions comply with the provisions of Section 1123(b)(2) of the Bankruptcy Code and constitute a reasonable and adequate means of implementing the assumption of executory contracts by the Debtors.

         17. Section 1123(b)(3)(a) of the Bankruptcy Code permits the Plan to provide for the settlement or adjustment of any claim or interest belonging to the Debtors. The Plan provides for the release of all Claims or Release Claims (as applicable) against the HET Group, the Bank Group, the Debtors Group, and Noteholders Committee Group, as well as the release of all Avoidance Claims. The Court finds that the Debtors are receiving adequate consideration for the releases and settlements contemplated under the Plan. The Court further finds that all compromises, agreements and releases embodied in the Plan which have not been approved previously by Final Order of the Bankruptcy Court are, pursuant to Section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, fair, reasonable, in the best interests of the Debtors and a reasonable exercise of their business judgment, constitute substantial, integral and material elements of the Plan, essential to the consummation of the transactions contemplated by the Plan and upon which creditors relied in with their voting on the Plan; and are authorized under Section 1123(b)(3)(a) of the Bankruptcy Code.

         18. Section 1123(b)(6) of the Bankruptcy Code permits the Plan to contain other provisions as long as such provisions are not inconsistent with the Bankruptcy Code. The Plan contains such provisions, including but not limited to the following:

         a. Section 9.3 of the Plan provides for the exculpation of certain entities and individuals associated with the reorganization with respect to activities related to these cases. The Court finds that such exculpations implement the qualified immunity which exists for those who act in a fiduciary capacity with respect to a chapter 11 reorganization and may be included in the Plan under Section 1123(b)(6) of the Bankruptcy Code. Furthermore, to the extent that these exculpation provisions cover claims that could be asserted by the Debtors, such exculpations are adequately supported by the consideration received as part of the releases identified above.

         b. The Plan provides that the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. The Court finds that these provisions are consistent with and do not violate Section 1146(c) or any other provision of the Bankruptcy Code.

         c. The Plan provides that all New Common Stock and New Notes issued in connection with the Plan shall be deemed to be (i) exempt from Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code. The Court finds that these provisions are consistent with and do not violate Section 1145 or any other provision of the Bankruptcy Code.

         d. The Plan provides that on the Effective Date, the Casino Operating Contract shall revest in Jazz Casino, and Jazz Casino shall thereafter enter into the Second Amended and Renegotiated Casino Operating Contract. The Court finds that these provisions are consistent with and do not violate any provision of the Bankruptcy Code, are reasonably necessary to implement the Plan, and, to the extent of the Court' s jurisdiction, approves said provisions of the Plan and finds that Jazz Casino should be authorized to enter into the Second Amended and Renegotiated Casino Operating Contract (as such contract may be amended from time to time) pursuant to and in accordance with applicable State law and the agreement of the parties thereto.

         19. The Court having considered all of the provisions of the Plan, including but not limited those specifically identified above, the Court finds that none of the Plan's provisions is inconsistent with the Bankruptcy Code, and that therefore the Plan meets the requirements of Section 1123(b)(6) of the Bankruptcy Code.

         20. The Court finds that the Plan complies with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that therefore the requirements of Section 1129(a)(1) of the Bankruptcy Code have been satisfied.

         21. The Court finds that the Debtors have complied with the applicable provisions of Chapter 11 of the Bankruptcy Code, and that therefore the requirements of Section 1129(a)(2) of the Bankruptcy Code have been satisfied.

         22. The Plan has been proposed with a reasonable likelihood of achieving a result consistent with the objectives and purposes of bankruptcy, and was devised to provide for the reorganization of the Debtors while providing the creditors of the estates with the maximum recovery possible. The Debtors and their officers, directors, employees and attorneys have acted in a fashion that will maximize the value of the assets to the creditors. Therefore, the Plan has been proposed in good faith and not by any means forbidden by law, and meets the requirements of Section 1129(a)(3) of the Bankruptcy Code.

         23. All payments made or to be made by any Debtor for services or for costs and expenses in or in connection with the Debtors' cases, or in connection with the plan and incident to the case, have been or will be disclosed to the Court, or are subject to Court review as reasonable. Therefore, the requirements of Section 1129(a)(4) of the Bankruptcy Code have been satisfied.

         24. The Debtors have filed a Notice of Proposed Directors of JCC Holding Company And of Identity of Officers of the Debtors Pursuant to 11 U.S.C. ss. 1129(a)(5)(A)(1). The information contained in such notice meets the requirements of Section 1129(a)(5)(A) and (B) of the Bankruptcy Code.

         25. Section 1129(a)(6) does not apply in the Debtors' cases because the Debtors are not subject to any regulatory commission with jurisdiction over the rates of a Debtor. In any event, if any Debtor has rates which are subject to the jurisdiction of any regulatory commission and to the extent that the Plan purports to change any such rates, the Plan provides that the effectiveness of the Plan is conditioned upon obtaining all necessary and appropriate approvals, consents, waivers, and permits and licenses or modifications thereof from the Louisiana Gaming Control Board, the State and the City and their respective agencies and instrumentalities. Accordingly, the Plan satisfies the requirements of Section 1129(a)(6) of the Bankruptcy Code.

         26. Section 1129(a)(7)(A) of the Bankruptcy Code requires that the Debtors demonstrate, with respect to each impaired Class of Claims or Equity Interests, that each holder of a Claim or Equity Interest in such Class has either (i) accepted the Plan, or (ii) will receive or retain under the Plan property of a value not less than the amount such holder would receive or retain in a chapter 7 liquidation. The Debtors have demonstrated that the requirements of Section 1129(a)(7)(A) are satisfied by the Plan. In particular, the affidavits presented to the Court and the case record, including the Schedules of Assets and Liabilities filed by the Debtors, show that liquidation value of the assets of the Debtors is a small fraction of the Debtors' total liabilities, that most creditors would receive nothing on account of their claims in a chapter 7 liquidation, and that each holder of a Claim or Equity Interest in an impaired Class will receive or retain under the Plan on account of such Claim or Equity Interest property with a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors' cases were liquidated under chapter 7 of the Bankruptcy Code on such date. Section 1129(a)(7)(B) is inapplicable because no creditor has made an election under Section 1111(b)(2) of the Bankruptcy Code, and therefore the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.

         27. Classes A11, A12, A13, A14, A15, B10, B11, B12, B13, C11, C12, C13,
D10, D11, D12, E10, E11 and E12 are impaired under the Plan. They will not receive a distribution under the Plan and are therefore conclusively presumed to have rejected the Plan. Because all of the requirements of Section 1129(a) other than Section 1129(a)(8) have been met by the Plan, the Court may confirm the Plan under Section 1129(b) because, as set forth below, no claims and/or interests junior to the claims or interests in these classes will receive any property on account of such claims or interests. In addition, the treatment accorded such classes of claims and interests does not unfairly discriminate in that all creditors and interest holders with similar claims will receive the same treatment under the Plan. Accordingly, the Court finds that the Plan may be confirmed pursuant to Section 1129(b) even though the requirements of Section 1129(a)(8) have not been met.

         28. The Plan provides for the payment in full of allowed Administrative Expense Claims, Other Priority Claims and Priority Tax Claims. Each holder of an allowed Administrative Expense Claim will receive (i) the amount of such holder's allowed claim in one cash payment on or within 10 business days after the later of the Effective Date and the day on which such claim becomes an Allowed Claim, or

(ii) such other treatment as may be agreed upon in writing by the applicable Debtor and such holder. Holders of Other Priority Claims allowed against the Debtors will receive cash in an amount equal to such allowed claims on the later of the Effective Date and the date such claims become allowed claims, or as soon thereafter as is practicable. Except to the extent that the holder of an allowed Priority Tax Claim agrees to a different treatment, each holder of an allowed Priority Tax Claim, at the sole option of JCC, will receive (i) cash in an amount equal to such allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an allowed Priority Tax Claim, or within 10 days business thereafter, or (ii) equal quarterly cash payments in an aggregate amount equal to such allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Court or otherwise agreed to by the Debtors and such holder, over a period through the sixth anniversary of the date of assessment of such allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such allowed Priority Tax Claim. This treatment of administrative and priority claims meets all of the requirements of Section 1129(a)(9) of the Bankruptcy Code.

         29. The Plan provides for the payment of Administrative Expense Claims incurred in the ordinary course of business without the need for further Court order or application. The Court finds that Administrative Expense Claims incurred in the ordinary course of business include the fees payable to the United States Trustee under 28 U.S.C. ss. 1930, as well as any Administrative Claim asserted by the Senior Subordinated Note Indenture Trustee, the Contingent
Note Indenture Trustee, or the Convertible Debenture Indenture Trustee, and that this treatment of Administrative Expense Claims meets all of the requirements of
Section 1129(a)(9) of the Bankruptcy Code.

         30. Section 1129(a)(10) of the Bankruptcy Code requires that at least one impaired class of claims accept the Plan, determined without including any acceptance of the plan by an insider holding a claim in such class. Classes A4, A5, A7, A9, B4, B5, B7, B9, C4, C5, C7, C9, D4, D5, D7, D9, E4, E5, E7 and E9 have, without counting the votes of any insiders, accepted the Plan. Each of Class A4, A5, A7, A9, B4, B5, B7, B9, C4, C5, C7, C9, D4, D5, D7, D9, E4, E5, E7 and E9 is impaired under the Plan, and therefore the requirements of Section 1129(a)(10) of the Bankruptcy Code have been satisfied.

         31. Section 1129(a)(11) of the Bankruptcy Code requires that the Court determine that confirmation of the Plan is not likely to be followed by the liquidation, or need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. The evidence and financial information presented at the confirmation hearing demonstrated, and the Court therefore finds, that the Debtors have provided reasonable assurance of the success of their reorganization. Furthermore, payments to certain creditors (including all holders of Unsecured Casino Operation-Related Claims) will take place on the Effective Date or as soon thereafter as is practicable. These payments do not depend upon the future success of the Casino. Under these circumstances, the Proponents have demonstrated and the Court therefore finds that the Plan is feasible and satisfies the requirements of Section 1129(a)(11) of the Bankruptcy Code.
         32. Section 2.1 of the Plan provides that the fees due under 28 U.S.C. ss. 1930 may be paid in the ordinary course of the Debtors' businesses and shall be paid in full by the Debtors on the Effective Date, or as soon thereafter as is practicable. This Plan provision satisfies the requirements of Section 1129(a)( 12) of the Bankruptcy Code.

         33. Section 8.3 of the Plan provides that the Jazz Casino 401(k) Plan, the Long-Term Incentive Plan (with certain exceptions), the Deferred Compensation Plans and the Casino Employee Benefits are being retained by the Debtors. Therefore, the provisions of Section 1129(a)(13) of the Bankruptcy Code have been satisfied.

         34. As stated above, Section 1129(b)(1) of the Bankruptcy Code permits the Debtors to confirm their Plan, even though the requirements of Section 1129(a)(8) of the Bankruptcy Code have not been met, so long as the Plan does not discriminate unfairly, and is fair and equitable with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. Classes A11, A12, A13, A14, A15, B10, B11, B12, B13, C11, C12, C13, D10, D11,
D12, E10, E11 and El2 are impaired under, and are deemed to have not accepted, the Plan.

         35. With respect to each Class impaired under the Plan which has not accepted the Plan, the Court finds that the Plan treats all such claims or interests in a manner consistent with the treatment afforded to other classes with similar legal claims against or interests in the Debtors. Therefore, the Plan does not unfairly discriminate against such classes.

         36. The evidence presented at the confirmation hearing establishes, and therefore the Court finds, that no claims and/or interests junior to the claims or interests in Classes A11, A12, Al3, A14, A15, B10, B11, B12, B13, C11, C12, C13, D10, D11, D12, E10, E11 and E12 will receive any property on account of such claims or interests. Therefore, the Plan is fair and equitable as to these classes within the meaning of Sections 1129(b)(1), 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) of the Bankruptcy Code.

         37. Allowed Class A10 Claims (Unsecured Casino Operation-Related Claims Against Jazz Casino) are unimpaired by the Plan, and will receive 100% of the amount of their Claims, plus such additional amounts (if any) as are necessary to render the Claim unimpaired. It is a requirement under both the Casino Operating Contract and Second Amended and Renegotiated Casino Operating Contract that all such Claims be paid in full, and therefore the reorganization of the Debtors could not be successfully effected unless such Claims are paid in full. Moreover, all classes of Claims senior to Class A10 have voted to accept the Plan, including all classes that are not receiving property with a value equal to 100% of the amount of their Claims. Accordingly, the Court finds that the Plan's treatment of Class

A10 Claims is fair, equitable and proper, and comports with the requirements of the Bankruptcy Code and applicable law.

         38. The Plan provides for and contemplates indebtedness secured by liens on interests in real property granted in connection with the Plan. Without such secured indebtedness, the provisions of the Plan could not be implemented. The Court finds that the secured creditors receiving liens under the Plan, which have or will extend credit to the Debtors in accordance with the terms of the Plan, have acted in good faith, and that the borrowings obtained and security interests granted, by the Plan constitute substantial, integral and material elements of the Plan, essential to the consummation of the transactions contemplated by the Plan and upon which creditors relied in casting their votes in favor of the Plan. The Court finds that all borrowings contemplated in the Plan, and any documents necessary to memorialize, effectuate, secure or perfect such borrowings as contemplated under the Plan, are authorized under Section 364 of the Bankruptcy Code, and are entitled to all of the protections afforded thereunder. The Court further finds that all non-Debtor parties providing such financing have acted in good faith and are entitled to the protections of
Section 364(e) of the Bankruptcy Code.

         39. Considering the circumstances, including the importance to the Debtors of consummating the Plan on or before March 31, 2001, the Court finds pursuant to Bankruptcy Rule 3021(e) that cause exists to order that the Order confirming the Plan shall not be stayed, and that the Plan may be consummated forthwith.

         NOW, THEREFORE, IT IS HEREBY ORDERED:

         A. The Plan is confirmed, as provided for herein. A copy of the confirmed Plan is attached hereto as Exhibit A and is hereby incorporated in its entirety by reference.

         B. The Effective Date of the Plan shall occur in accordance with the provisions of the Plan, including but not limited to Sections 1.55 and 10.2 thereof.

         C. Except as otherwise provided for in the Plan, on the Effective Date all of the Debtors' right, title and interest in and to any and all property and assets (including, without limitations all present and future claims, causes of action, real and personal property, movables and immovables) shall revest in the Debtors, free and clear of all liens, claims and encumbrances, provided that none of the Debtors or their respective property shall be subject to any of the Claims against or Equity Interests in any Debtor except as expressly provided in the Plan.

         D. On the Effective Date the Clerk of the Court, Secretary of State of Louisiana, Recorder of Mortgages of Orleans Parish, Louisiana, or other such person responsible for recording and maintaining the following instruments shall terminate and place of record such termination statement to fully terminate and erase from its records the encumbrances set forth below:

         i. Act of Mortgage and Collateral Assignment by Jazz Casino Company, L.L.C. in favor of The Bank of New York, as Collateral Agent, for $10,000,000,000.00, dated October 29, 1998, recorded October 30, 1998, as Mortgage Office Instrument No. 488183, MOB 3353, folio 1, Notarial Archives No. 98-50475.

         ii. Act of Mortgage and Collateral Assignment by CP Development, L.L.C. in favor of The Bank of New York, as Collateral Agent, recorded October 30, 1998, as Mortgage Office Instrument No. 488184, MOB 3353, folio 1, Notarial Archives No. 98-50476.

         iii. Act of Mortgage and Collateral Assignment by FP Development, L.L.C. in favor of The Bank of New York, as Collateral Agent, recorded October 30, 1998, as Mortgage Office Instrument No. 488185, MOB 3354, folio 1, Notarial Archives No. 98-50477.

         iv. UCC financing statement executed by JCC Holding Company in favor of The Bank of New York, filed November 5, 1998, under UCC Records Instrument No. 36-133437, records of Orleans Parish, Louisiana;

         v. UCC financing statement executed by Jazz Casino Company, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed October 30, 1998, under OCC Records Instrument No. 36-133280, records of Orleans Parish, Louisiana;

         vi. UCC financing statement executed by Jazz Casino Company, L.L.C., in favor of The Bank of New York, filed November 5, 1998, under UCC Records Instrument No. 36 133436, records of Orleans Parish, Louisiana;

         vii. UCC financing statement executed by CP Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed October 30, 1998, under UCC Records Instrument No. 36-133282, records of Orleans Parish, Louisiana;

         viii. UCC financing statement executed by CP Development, L.L.C., in favor of The Bank of New York, filed. November 5, 1998, under UCC Records Instrument No. 36133440, records of Orleans Parish, Louisiana;

         xix. UCC financing statement executed by FP Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed October 30, 1998, under UCC Records Instrument No. 36-133283, records of Orleans Parish, Louisiana;

         x. UCC financing statement executed by FP Development, L.L.C., in favor of The Bank of New York, filed November 5, 1998, under UCC Records Instrument No. 36-133438, records of Orleans Parish, Louisiana,

         xi. UCC financing statement executed by JCC Development Company, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed October 30, 1998, under UCC Records Instrument No. 36-133281, records of Orleans Parish, Louisiana;

         xii. UCC financing statement executed by JCC Development Company, L.L.C., in favor of The Bank of New York, filed November 5, 1998, under UCC Records Instrument No. 36-133438, records of Orleans Parish, Louisiana;

         xiii. Amendment to UCC financing statement executed by JCC Canal Development, L.L.C., in favor of The Bank of New York, filed September 22, 1999, under UCC Records Instrument Nos. 36-142285 and 36-133440, records of Orleans Parish, Louisiana;

         xiv. Amendment to UCC financing statement executed by JCC Canal Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed October 29, 1999, under UCC Records Instrument Nos. 36-143260 and 36-133282, records of Orleans Parish, Louisiana;

         xv. UCC financing statement executed by JCC Canal Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed November 24, 1999, under UCC Records Instrument No. 36-143977, records of Orleans Parish, Louisiana;

         xvi. UCC financing statement executed by JCC Canal Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Creditors, filed November 24, 1999, under UCC Records Instrument No. 36-143978, records of Orleans Parish, Louisiana;

         xvii. Amendment to UCC financing statement executed by JCC Fulton Development, L.L.C., in favor of The Bank of New York, filed September 22, 1999, under UCC Records Instrument Nos. 36-142284 and 36-133438, records of Orleans Parish, Louisiana;

         xviii. Amendment to UCC financing statement executed by JCC Fulton Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed

                  October 29, 1999, under UCC Records Instrument Nos. 36-143261 and 36-133283, records of Orleans Parish, Louisiana;

         xix. UCC financing statement executed by JCC Fulton Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Credit, filed November 24, 1999, under UCC Records Instrument No. 36-143979, records of Orleans Parish, Louisiana; and

         xx. UCC financing statement executed by JCC Fulton Development, L.L.C., in favor of The Bank of New York, as Collateral Agent for Secured Creditors, filed November 24, 1999, under UCC Records Instrument No. 36-143980, records of Orleans Parish, Louisiana.

         E. Subject to the occurrence of the Effective Date, all settlement agreements entered into by any Debtor and any other Person as contemplated by the Plan, all related agreements, instruments or documents to which any Debtor is a party, and all other agreements, instruments or documents relating to any of the foregoing and the Debtors' execution and delivery of such agreements, are hereby authorized and approved.

         F. On the Effective Date, all Avoidance Claims shall be and are hereby released, discharged and extinguished, whether or not then pending.

         G. The New HET/JCC Agreement and the New Revolving Credit and any documents necessary to memorialize, effectuate, secure or perfect such borrowings as contemplated under the Plan, are approved pursuant to Section 364 of the Bankruptcy Code, and are entitled to all of the protections afforded thereunder. All non-Debtor parties providing such financing have acted in good faith and are entitled to the protections of Section 364(e) of the Bankruptcy Code.

         H. Subject to the occurrence of the Effective Date, the assumption of the executory contracts and unexpired leases assumed as provided for in Sections 8.1(a), (b) and (c) of the Plan, the extension of time pursuant to Section 365(d)(4) of the Bankruptcy Code within which the Debtors may assume or reject the unexpired leases specified in Sections 8.1 (a),
(b) and (c) of the Plan through the Confirmation Date, and the rejection of any executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan, is hereby approved.

         I. From and after the Effective Date, and subject to the terms of the Plan, the Debtors may operate their business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. With the exception of those rights, causes of action and claims released or to be released pursuant to or in connection with the Plan, the Debtors, in their sole discretion, and either in their own names or in the name, place and stead of their estates, shall have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Commencement Date, and shall be entitled to retain all proceeds thereof.

         J. On the Effective Date, except as and to the extent otherwise provided for under the Plan, (i) the Senior Subordinated Note Indenture, the Contingent Note Indenture and the Convertible Debenture Indenture shall be and are hereby deemed terminated and canceled, (ii) the other Note Documents, and all Liens granted under the Note Documents, shall be and are hereby deemed terminated and canceled, (iii) the Bank Credit Agreement, and all Liens granted thereunder, shall be and are hereby deemed terminated and canceled, and (iv) all collateral pledged or otherwise granted as security pursuant to the Note Documents or the Bank Credit Agreement shall be and are hereby deemed released, and all new Liens on such collateral to secure the obligations evidenced by the New Notes, the HET/JCC Agreement and the New Revolving Credit Facility, as applicable, are hereby authorized and approved.

         K. On the Effective Date, as set forth in the Plan, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed satisfied and canceled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of any Debtor under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         L. The Debtors are designated as the Disbursing Agents for all distributions to holders of Allowed Claims (other than Allowed Claims of Noteholders), and are authorized to designate, employ or contract with other Persons to assist in or perform the distribution of property under the Plan. HSBC Bank USA, as Senior Subordinated Note Indenture Trustee, or any of its nominees, designees or affiliates and Jazz Casino are each designated as Disbursing Agents for purposes of effecting distributions to Noteholders pursuant to the Plan. The Senior Subordinated Note Indenture Trustee and any of 'Its predecessors, shall have and is hereby deemed to have no Indenture Trustee Charging Lien that attaches to any distributions to the Noteholders under the Plan.
         M. The Senior Subordinated Note Indenture Trust and any of its predecessors, shall have and is hereby deemed to have no Indenture Trustee Charging Lien that attaches to any distributions to the Noteholders under the Plan.
         N. The entry of this Order shall constitute a direction and authorization to any Debtor and its respective directors, officers, shareholders and members to take or cause to be taken any and all corporate action necessary or appropriate to consummate the provisions of the Plan, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court.

         O. Jazz Casino Company, L.L.C., the "casino operator" as that term is used in La.R.S. 27:245(A), and JCC Holding Company, are authorized to execute, enter into and perform under the Second Amended and Renegotiated Casino Operating Contract (as such contract may be amended from time). JCC Holding Company is authorized to Intervene in the Second Amended and Renegotiated Casino Operating Contract (as such contract may be amended from time to time), to consent to and approve all of the terms and conditions of the Second Amended and Renegotiated Casino Operating Contract (as such contract may be amended from time to time), and to unconditionally and in solido guarantee the timely payment and performance of all obligations of Jazz Casino Company, L.L.C. thereunder.

         P. The issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         Q. The existence of the Noteholders Committee shall terminate on the Effective Date.

         R. All final Fee Applications on account of a Fee Claim must be filed within thirty (30) days after the Effective Date, or shall be forever barred.

         S. The Debtors are authorized pay all Administrative Expense Claims incurred in the ordinary course of business of the Debtors (including, without limitation, the fees payable to the United States Trustee under 28 U. S.C. ss. 1930 and any Administrative Claim asserted by the Senior Subordinated Note Indenture Trustee, the Contingent Note Indenture Trustee, or the Convertible Debenture Indenture Trustee) in the ordinary course of business of the Debtors, without the need for any application or further court order.

         T. All New Common Stock, New Notes, and all other securities issued in connection with the Plan shall and hereby are deemed to be (i) exempt from
Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code.

         U. On the Effective Date, the Debtors, the Indenture Trustees, the Debtor Group, the HET Group, the Bank Group, the Noteholders Committee Group, and any of their respective members, their officers, directors, employees, agents and professionals each shall be deemed to be relieved of any and all liability to any holder of a Claim or Equity Interest for any act, event of omission in connection with, or arising out of, the Chapter 11 Cases, the negotiation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. This exculpation shall not extend to any post-petition act of any party other than in connection with such party's official capacity in the Chapter 11 Cases.

         V. On the Effective Date, and except as otherwise provided for in the Plan, (a) all Claims against, and Equity Interests in, the Debtors shall be and are hereby deemed satisfied, discharged, and released in full, and (b) all Persons are precluded from asserting against any Debtor or its successors, or their respective assets or properties, any other or further Claims or Equity Interests based upon any act or omission transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (i) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. This Order constitutes a judicial determination of discharge of all liabilities of the Debtors. Any judgment against any Debtor at any time obtained to the extent it relates to a Claim or Equity Interest discharged hereunder shall be and is hereby deemed to be null, void and of no effect.

All Persons are hereby BARRED and ENJOINED from prosecuting any action against any Debtor, or the property of any of them, to the extent it relates to a Claim or Equity Interest discharged hereunder.

         W. The Debtors shall serve upon all known creditors and parties in interest a Notice in the substantially the same form as the Notice attached hereto as Exhibit B, which shall be, and hereby is, deemed to be good and sufficient notice of the entry of this Confirmation Order in accordance with Bankruptcy Rules 2002(f)(7), 9007 and 9008.

         X. Pursuant to Bankruptcy Rule 3021(e), this Order confirming the Plan shall not be stayed, and the Plan may be consummated forthwith.

         Y. The Court shall retain jurisdiction to the maximum extent permitted by the Bankruptcy Code or other applicable law for, among other things, the following nonexclusive purposes:

                  (a) To construe and to take any action to enforce this Plan and to issue such orders as may be necessary for the implementation, execution and confirmation of this Plan;

                  (b) To determine the allowance or classification of Claims or Equity Interests and to determine any objections thereto;

                  (c) To determine fights to distribution pursuant to this Plan;

                  (d) To hear and determine applications for the assumption or rejection of executory contracts or unexpired cases and the allowance of Claims resulting therefrom;

                  (c) To determine any and all applications, motions, adversary proceedings, contested matters and other litigated matters that may be pending in the Bankruptcy Court on or initiated after the Effective Date;

                  (f) To hear and determine any objection to Administrative Expense Claims or to Claims or to Equity Interests;

                  (g) To hear and determine any causes of action brought or continued by any Debtor to the maximum extent permitted under applicable law;

                  (h) To enter and Implement such orders as may be appropriate in the event this Order is for any reason stayed, revoked, modified, or vacated;

                  (i) To determine such other matters and for such other purposes as is elsewhere provided for in this Order;

                  (j) To hear and determine matters concerning any Release and to enforce the forth in Sections 2.2, Article V, injunctions set forth in the Plan, Including but not limited to those set and 9.2 of the Plan;

                  (k) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, this Order;

                  (l) To hear and determine all Fee Applications;

                  (m) Subject to subparagraph (r) below, to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or any transactions contemplated by the Plan;

                  (n) To hear and determine all questions and disputes regarding title to, and any action to recover any of, the assets or property of any Debtor or its estate, wherever located;

                  (o) To hear and determine any disputes relating to the Liens, Encumbrances or other claims filed by any immediate or remote subcontractors, laborers, suppliers or vendors against any of the property of any Debtor;

                  (p) To hear and determine matters concerning state, local, and Federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

                  (q) To consider and act on the compromise and settlement of any claim against any Debtor or its estate;

                  (r) To hear any other matter not inconsistent with the Bankruptcy Code; provided, that with respect to consideration issued to parties in interest under the Plan, the Bankruptcy Court shall have no further jurisdiction; and

                  (s) To enter final decrees closing the Chapter 11 Cases. Any disputes concerning interpretation of the Casino Operating Contract and/or the Second Amended and Renegotiated Casino Operating Contract shall be adjudicated in the state courts of Louisiana exclusively. Nothing in the Plan or in this Confirmation Order is intended, nor shall it be deemed, to result in a finding by this Court or an acknowledgment by the State and/or the LGCB that this Court has jurisdiction to determine disputes regarding the Casino Operating Contract and/or the Second Amended and Renegotiated Casino Operating Contract.

         NEW ORLEANS, LOUISIANA this 19th day of March, 2001.

                                               signed: T M. Brahney
                                               --------------------------------

                                               THOMAS M. BRAHNEY, III
                                               UNITED STATES BANKRUPTCY JUDGE